AMENDMENT ELEVEN
                                   to the
                                VAR AGREEMENT
                                   between
                    SYSTEMS AND COMPUTER TECHNOLOGY CORP.
                                     and
                             ORACLE CORPORATION

This Amendment Eleven shall serve to amend the VAR Agreement, and any amendments thereto, between Systems and Computer Technology Corporation (the "VAR") and Oracle Corporation ("Oracle") dated September 1, 1991 (the "Agreement").


The Agreement is hereby amended as follows:

1. The parties agree that under the terms and conditions of this Amendment Eleven and the Agreement, SCT Manufacturing & Distribution Systems, Inc., a wholly owned subsidiary of the VAR, and Adage Systems International (Australia) Pty. Ltd., a wholly-owned subsidiary of SCT Manufacturing & Distribution Systems, Inc., (collectively "SCT M&D") shall have the right to market and grant Sublicenses of Runtime, Application Specific Full Use and Full Use versions of Programs for use only in conjunction with SCT M&D's "ADAGE" Application Program to a Sublicensee in the Territory (as defined in Section 12 below) only under the terms and conditions of the Agreement and this Amendment Eleven, provided that SCT M&D first agrees in writing to be bound by the terms of this Amendment and the Agreement. Except as otherwise set forth herein, any obligations of the VAR under the Agreement shall apply equally to SCT M&D. The VAR warrants and represents that SCT M&D has authorized the VAR to negotiate this Amendment Eleven on its behalf. ADAGE is described in the Application Package Attachment attached hereto. The terms and conditions of this Amendment shall apply only to Sublicenses granted by SCT M&D of Programs for use in conjunction with ADAGE as described herein, and shall not expand or reduce any other rights or obligations of the VAR under the Agreement.

2. Notwithstanding Section 1.1 of the Agreement, SCT M&D shall have the right to grant Sublicenses of the Programs for use in conjunction with ADAGE for use in the Manufacturing and Distribution industries during the term of the Agreement. For the purposes of this Amendment Eleven and the Agreement, the term "Manufacturing" shall include any enterprise involved in the fabrication, formulation, production, assembly, and/or packaging of goods or processes; and the term "Distribution" shall include any enterprise involved in the purchasing, warehousing, maintenance, transportation, consignment, shipment, and/or handling of goods or processes.

3. Notwithstanding any provisions to the contrary in Section 1.7 of the Agreement (as amended by Amendment Five to the Agreement dated November 1, 1993), SCT M&D may grant Sublicenses of Full Use Programs for use in conjunction with ADAGE only as part of either (i) an On Site Services Transaction or (ii) an Implementation Services Transaction (as defined in Amendment Five), provided that the value of the services and/or Hardware to be provided by SCT M&D with the Full Use Programs may be less than, equal to, or more than the value of the Full Use Programs provided in any such transaction in order for such transaction to qualify as an On Site Services Transaction or Implementation Services Transaction.

4. For the purposes of this Amendment, Runtime and Application Specific Full Use Programs shall be deemed Limited Use Programs under the Agreement. Unless otherwise stated herein, all of the terms and conditions of the Agreement relating to Limited Use Programs shall be applicable to Runtime and Application Specific Full Use Programs.

     Unless otherwise stated herein, all of the terms and conditions of the Agreement relating to Full Use Programs shall be applicable to Full Use Programs under this Amendment.

     For the purposes of this Amendment the following definitions shall apply:

     "Runtime Program(s)" shall mean Programs which shall be limited to use solely for the purpose of running ADAGE, and may not be used to create or alter tables or reports except as necessary for operating ADAGE.

     "Application Specific Full Use Program(s)" shall mean Programs which shall be limited to using and developing in conjunction with ADAGE.
     Each Application Specific Full Use Program Sublicensed under the Agreement may only be used with ADAGE and may not be used with other application programs. The Sublicensee may not use the Application Specific Full Use Programs to create any additional applications, or for any purpose other than implementation and support of ADAGE.

     "Full Use Programs" shall mean unaltered versions of the Programs with all functions intact.

5. SCT M&D may only Sublicense Runtime and Application Specific Full Use versions of the Programs designated as Limited Use Programs in Section
     1.6 of the Agreement. Pursuant to this Amendment, SCT M&D may Sublicense Full Use versions of Programs that are available in production release and listed on Oracle's Price List in effect at the time the Programs are ordered from Oracle for Sublicensing. Notwithstanding the foregoing, or any other provision of the Agreement or this Amendment, SCT M&D shall have no right to Sublicensee Runtime, Application Specific Full Use, or Full Use Programs designated as Oracle Application Programs, Oracle Express Programs, Limited Production Programs, or other future Program releases specified by Oracle from time to time without the prior written consent of Oracle.

6. SCT M&D shall use all practical means available, both contractual and technical, to control the restricted use of each Runtime and Application Specific Full Use Program Sublicense. If a Sublicensee uses the Runtime and/or Application Specific Full Use Program beyond the limited functionality described in Section 4 of this Amendment, SCT M&D or its Distributor shall immediately notify the Sublicensee of such unauthorized use and if the Sublicensee fails to discontinue such unauthorized use following notification either terminate the Sublicense or forward to Oracle one hundred percent (100%) of the applicable Full Use standard Program license fees in effect at the time the payment is made to Oracle together with a written request by the Sublicensee for a Full Use Program license from Oracle. Oracle must approve, in writing, the Sublicensee's request before continued use of the Programs by the Sublicensee shall be deemed authorized.

7. SCT M&D's right to Sublicense Full Use Programs pursuant to this Amendment shall be limited to SCT M&D only. Notwithstanding any other provision of the Agreement, SCT M&D and the VAR shall have no right to appoint a third party to distribute Full Use Programs without Oracle's prior written consent, which shall not be unreasonably withheld.

8. For each copy of the Runtime Programs Sublicensed by SCT M&D or its Distributor coupled with ADAGE, SCT M&D agrees to pay Oracle a Sublicense fee equal to twenty percent (20%) of the applicable license fee for each such Program, as specified in the applicable Price List and Business Alliance Program Price List supplement to such Price List in effect at the time the applicable Programs are Sublicensed. The Sublicense fee shall be calculated effective the date the Runtime Program(s) are shipped and shall be payable under the terms and conditions of the Agreement.

9. For each copy of the Application Specific Full Use Programs Sublicensed by SCT M&D or its Distributor for use in conjunction with ADAGE, SCT M&D agrees to pay Oracle a Sublicense fee equal to forty-five percent (45%) of the applicable license fee for each such Program, as specified in the applicable Price List and Business Alliance Program Price List supplement to such Price List in effect at the time the applicable Programs are Sublicensed. The Sublicense fee shall be calculated effective the date the Application Specific Full Use Program(s) are shipped and shall be payable under the terms and conditions of the Agreement.

10. Notwithstanding any provision to the contrary in the Agreement, for each copy of the Full Use Programs Sublicensed by SCT M&D for use in conjunction with ADAGE, SCT M&D agrees to pay Oracle a Sublicense fee equal to sixty percent (60%) of the applicable license fee for each such Program, as specified in the applicable Price List and Business Alliance Program Price List supplement to such Price List in effect at the time the applicable Programs are Sublicensed. The Sublicense fee shall be calculated effective the date the Full Use Program(s) are shipped and shall be payable under the terms and conditions of the Agreement.

11. SCT M&D shall be responsible for providing all technical support, training and consultations to its Sublicensees and Distributors for Runtime, Application Specific Full Use, and/or Full Use Programs Sublicensed for use with ADAGE, in accordance with Section 5 of the Agreement. In consideration for the technical support services to be provided by Oracle pursuant to Section 5.2 of the Agreement with respect to Programs Sublicensed for use with ADAGE, SCT M&D agrees that each year it shall pay Oracle annual Technical Support Fees for each Runtime, Application Specific Full Use, and Full Use Program Sublicensed pursuant to this Amendment Eleven in conjunction with ADAGE where the Sublicensee received technical support services for such Program during the applicable support period. Annual Technical Support Fees for a Program shall be equal to six and one-half percent (6.5%) of the cumulative Sublicense fees accrued to Oracle for such supported Program. Such Annual Technical Support Fees shall be in addition to any other technical support fees due to Oracle under the Agreement or any amendments thereto.

     Upon December 31 of each year, SCT M&D shall provide Oracle with a report setting forth all Sublicenses ever granted under this Amendment Eleven and those Sublicensed Programs which were supported by SCT M&D during the calendar year. The report shall also include the applicable Technical Support Fees due and payable to Oracle for such calendar year. SCT M&D shall provide Oracle with payment of all Technical Support Fees for such calendar year required under the applicable December 31 report with such report in the form of a check made out in the amount of such fees. All Technical Support Fees paid to Oracle are noncancelable and nonrefundable.

12. For the purposes of this Amendment Eleven, the "Territory" shall be defined as all countries worldwide subject to the terms of this Section.

     Oracle may from time to time deny SCT M&D the right to Sublicense in certain countries in the Territory in order to protect Oracle's interests if, in the reasonable opinion of Oracle's counsel, such countries (i) do not provide adequate protection for Oracle's proprietary rights through copyright, trade secret, patent, or other laws; or (ii) have laws or regulations or the government has committed acts which in the opinion of Oracle's counsel, are injurious to Oracle's interests in the Programs.

     SCT M&D acknowledges that the Programs are subject to export controls imposed on Oracle and SCT M&D by the U.S. Export Administration Act, United States Departments of Commerce, Treasury, and State regulations and directives, and other United States law ("Export laws"). SCT M&D certifies that neither the Programs nor any direct product thereof are
     (i) exported, directly or indirectly, in violation of Export laws; or
     (ii) are intended to be used for any purposes prohibited by the Export laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

     SCT M&D warrants that it will not grant Sublicenses in or ship any Programs to a country until it has completed all necessary government formalities in such country and upon reasonable request by Oracle, SCT M&D provides evidence of completion of such formalities to Oracle. SCT M&D will indemnify Oracle for any losses, costs, liability, and damages incurred by Oracle as a result of a failure by SCT M&D to comply with the necessary government requirements in any country. The obligations under this Section shall survive the expiration or termination of this Amendment and the Agreement. Upon Oracle's reasonable request, SCT M&D shall make records available to Oracle to allow to confirm SCT M&D's compliance with this Section.

13. Notwithstanding any other provision of the Agreement, the applicable Price List for determining the Sublicense fees for Sublicenses granted pursuant to this Amendment Eleven and installed outside the United States shall be the Oracle Global Price List in effect at the time such Programs are Sublicensed.

Other than the modifications set forth above, the terms and conditions of the Agreement remain unchanged, and in full force and effect.

The Effective Date of this Amendment Eleven is August 20, 1992.

SYSTEMS AND COMPUTER
TECHNOLOGY CORPORATION                  ORACLE CORPORATION

By:    /s/ Michael D. Chamberlain       By:     /s/ Matthew J. Hiatt
       -----------------------------            ---------------------------

Name:  Michael D. Chamberlain           Name:   Matthew J, Hiatt
       -----------------------------            ---------------------------

                                                Manager - East Region
Title: President, SCT Software Group    Title:  Channels Sales Support
       -----------------------------            ---------------------------



                       APPLICATION PACKAGE ATTACHMENT


Name of Application Program and Application Package which the Alliance Member will be Sublicensing under the Agreement (may not contain the trademarks "Oracle" or "Ora") or any portion thereof):

     ADAGE



Description of Application Package:

     ADAGE is an integrated Enterprise Resource Planning system.




Modules:    Financials
            Manufacturing
            Enterprise
            Supply Chain Management
            Order Fulfillment




Functions and Objectives:

     Object-based workflows enable manufacturers and distributors to rapidly configure the software to their business processes. These workflows deliver flexibility that enhances productivity and customer satisfaction.